Exhibit 10.3

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This is a Confidential Separation Agreement and General Release of Claims (“Agreement”) by and between Mary Puncochar (“Employee”) and BioTE Medical, LLC, a Texas limited liability company (together with its affiliates, parents, and subsidiaries the “Company”). Employee and Company collectively are referred to herein as the “Parties” or singularly as a “Party.”

Employee’s employment with Company will terminate, effective July 1, 2024, (the “Termination Date”) whereupon all benefits and privileges related thereto will cease, except as set forth herein. The Parties acknowledge and agree that neither Party will be required to provide the other Party with a written notice of termination.

1.
Consideration. In exchange for execution of this Agreement, Employee’s release of claims below, the other promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
a.
Beginning upon and conditioned upon the full execution of this Agreement and the expiration of the seven (7)-day period described in Section 5 below (without any revocation), upon completion of such period, the Company shall:
i.
Pay Employee the total sum of $202,781.25, less applicable withholding taxes and other governmental obligations and back premiums, which is an amount equal to nine (9) months of Employee’s current base pay, in equal bi-weekly installments in accordance with the Company’s regular payroll schedule;
ii.
Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plans will end on July 31, 2024. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Termination Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit under this Agreement, provided that you timely elect continued coverage under COBRA, then the Company shall pay or reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Termination Date and ending on the earliest to occur of: (i) the nine-month period following the Termination Date; (ii) the date you become eligible for substantially equivalent group health insurance coverage through a new employer or through self-employment; or (iii) the date you cease to be eligible for COBRA coverage for any reason. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing. The payments set forth in Sections 1.a.i and 1.a.ii are collectively referred to as the “Severance Payment”; and,
iii.
No other amounts except those specified in this Sections 1, 2 and 3 below will be owing to or paid to Employee, including, without limitation, any bonus payments earned or to be earned after the Termination Date.
b.
Employee represents and warrants that Employee has been fully and appropriately paid for all hours worked and services rendered during Employee’s employment with Company, and that Employee has no outstanding claims against any of the Company Releasees (as defined in the General Release of Claims section below) for wages, commissions, bonuses, or other compensation.
2.
Additional Special Consideration. Subject to and contingent upon Employee’s continuing compliance with Sections 9, 10, 11 and 13 as a condition precedent, Company agrees to pay Employee the following “Additional Special Consideration”:
a.
Additional Severance Benefit. Although you are not otherwise entitled to any other severance benefits, the Company will, as an additional severance benefit, pay you up to $54,075.00 which is the equivalent to your prorated Target Bonus for 2024 (the “Additional Severance Benefit”). The Additional Severance Benefit will be calculated applying the same methodology as similarly situated Company employees and paid in a lump sum on the date when similarly situated Company employees will receive payment of their 2024 Annual Bonuses, if any, which the Company anticipates will take place on or around April 1, 2025.

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3.
Other Payments. The consideration described in Sections 1 and 2 above is separate from the payment by the Company to Employee of accrued and unused vacation pay, regular salary or wages for work performed through the Termination Date, less applicable withholding taxes and obligations, and reasonable and approved business expenses incurred, but not yet paid, through the Termination Date (together, the “Other Payments”). The Other Payments are not conditioned upon the expiration of the period described in Section 5 below and will be paid to Employee on Employee’s final paycheck.
4.
General Release of Claims.
a.
In consideration of the Severance Payment and other benefits described above, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee, together with Employee’s agents, representatives, attorneys, assigns, and designees, hereby knowingly, voluntarily, fully, finally, and completely SETTLES, RELEASES, AND FOREVER DISCHARGES, to the maximum extent permitted by law, the Company Releasees (as defined below) from all claims, disputes, grievances, demands, causes of action, liabilities, injuries, and damages, of whatever kind, character, or nature, known or unknown, arising from, relating to, or connected with acts or omissions occurring at any time prior to and including the date Employee executes this Agreement. This general release includes without limitation all claims or damages that in any way arise from, relate to, or are in any way connected with Employee’s employment with and/or separation from Company, regardless of whether or not same (i) are presently known or unknown, (ii) have been specifically referenced, claimed, asserted, or made by either of the Parties, or (iii) are statutory, contractual, or common law in nature or basis. As used in this Agreement, the term “Company Releasees” means BioTE Medical, LLC, as well as its employees, attorneys, partners, agents, assigns, representatives, designees, insurers, plan administrators, parent companies, subsidiaries, affiliates, alleged joint employers, and other related persons or entities, including their predecessors, successors, and equity and asset purchasers, together with their respective officers, directors, members, managers, shareholders, partners (general and limited), agents, owners, legal representatives, servants, and employees (current and former), and the assigns, heirs, privies, predecessors, successors, and insurers of each of the foregoing persons and entities in their individual, corporate, and official capacities.
b.
Without limiting the generality or comprehensiveness of the above paragraph, Employee knowingly, voluntarily, fully, finally, and completely WAIVES, RELEASES, AND FOREVER DISCHARGES, to the maximum extent permitted by law, the Company Releasees from all claims, actions, causes of action, or demands existing as of the date of this Agreement, including without limitation any and all claims for injunctive relief; attorneys’ fees; expenses; costs; actual, compensatory, exemplary, or punitive damages; physical injuries; personal injuries; emotional injuries; mental anguish; physical pain and suffering; wrongful discharge; all claims for wages, bonuses, commissions, severance pay, vacation pay, medical benefits, short term disability benefits, long term disability benefits, retirement and/or pension benefits, or other compensation or benefits of any other kind relating to or arising from Employee’s employment with Company; any and all rights, claims, causes of action, or damages arising under any dispute, claim, charge, or cause of action arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq.; the Family Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201, et seq.; the Texas Commission on Human Rights Act, as amended, Chapter 21 of the Texas Labor Code; the Equal Pay Act of 1963, as amended, 29 U.S.C. § 201, et seq.; the National Labor Relations Act, as amended, 29 U.S.C. § 151, et seq.; the Federal Occupational Safety and Health Act, as amended, 29 U.S.C. § 2601, et seq.; the Employee Polygraph Protection Act, as amended, 29 U.S.C. § 2001, et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981, et seq.; the Civil Rights Statutes contained in 42 U.S.C. §§ 1983, 1985, 1986 and 1989 and any related laws; the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. § 4301, et seq.; and any other applicable federal, state, or local anti-discrimination law and any other claims of any nature, including any claims for wrongful discharge, retaliation, defamation, breach of contract, fraud, misrepresentation, or any other causes of action of any kind whatsoever to the maximum extent permissible by law. Employee does not hereby waive (1) her right to enforce or challenge this Agreement; and/or (2) rights or claims arising after the date Employee signs this including but not limited to any indemnification right for claims that may be brought in the future based on Employee’s role as an officer and/or employee of the Company.

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c.
Employee further, to the extent permitted by law, COVENANTS NOT TO SUE COMPANY, OR OTHERWISE CONSENT TO PARTICIPATE IN ANY ACTION AGAINST COMPANY AT ANY TIME IN THE FUTURE, except as may be required by law or compulsory process, alleging any claim released by this Agreement, except for any claim to enforce this Agreement. In the event Employee pursues a claim released by this Agreement, she agrees that the Company can recover damages from her, including any attorneys’ fees or other costs of defending any suit, action, or charge brought by her. Employee further agrees that, in the event any such action is filed on her behalf or for her benefit, she will not accept and hereby relinquishes any recovery in any such action. However, Employee retains the right to file a claim solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act.
d.
By signing this Agreement, it is Employee’s intent to waive and release all claims and potential claims against the Company Releasees that can be waived and released under law. Employee agrees to release and discharge the Company Releasees not only from any and all claims that Employee could make on Employee’s own behalf, but Employee also specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which a claim or claims against the Company Releasees may arise, in whole or in part, from any event that occurred prior to Employee’s execution of this Agreement, subject to the “No Interference with Rights” section below. If Employee is not permitted to opt-out of a future class, then Employee agrees to waive any recovery for which Employee would be eligible as a member of such class, subject to the “No Interference with Rights” section below. Employee understands the release of claims contained in this Agreement does not release rights to benefits that Employee may have under the laws governing COBRA, unemployment benefits, disability insurance, and workers’ compensation benefits. Employee further understands that nothing in this Agreement prohibits Employee from asserting rights to any vested benefits to which Employee may be entitled pursuant to the terms of applicable plans or law.
e.
Notwithstanding the foregoing, nothing contained in this Section 4 shall prevent Employee from enforcing the terms of this Agreement.
5.
No Interference with Rights. The Parties agree that nothing in this Agreement shall be construed to limit Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (“Government Agencies”). Further, the Parties agree that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies. However, by signing this Agreement, Employee understands that Employee is waiving Employee’s right to receive monetary relief based on claims asserted in any such proceeding, except where such a waiver is prohibited, such as Employee’s right to receive an award for information provided to any Government Agencies.
6.
ADEA Release and Revocation Period.
a.
Pursuant to the Older Workers Benefit Protection Act (“OWBPA”), Employee hereby knowingly and voluntarily agrees to waive and release any right or claim under the Age Discrimination in Employment Act of 1967 (“ADEA”) against the Company Releasees. In this regard, Employee agrees and warrants that Employee has carefully read and fully understands the provisions of this Agreement, and that Employee is receiving consideration from Company over and above anything of value to which Employee is otherwise entitled. Employee is not waiving or releasing any right or claim that may arise under the ADEA after Employee signs this Agreement. Employee has the right to, and should, consult with an attorney before signing this Agreement.
b.
Employee has twenty-one (21) days from the date Employee received this Agreement to consider it and sign it. If Employee chooses to sign this Agreement, Employee has seven (7) days after signing to change Employee’s mind and revoke the Agreement (the “Revocation Period”). If Employee chooses to revoke the Agreement, Employee must deliver a written notice of revocation to Terry Weber, Chief Executive Officer, BioTE Medical, LLC, 1875 West Walnut Hill Lane, Suite 100, Irving, Texas 75038, and Terry.Weber@biote.com. Any such revocation must be actually received by Company within the Revocation Period or it will be null and void. Company and Employee agree this Agreement shall not become effective or enforceable until the Revocation Period has expired with no revocation taking place.

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7.
Cooperation. Subject to the “No Interference with Rights” section above, Employee agrees to reasonably cooperate with Company: (a) regarding the transition of any business matters Employee handled or had involvement with on behalf of Company; and (b) in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any of the Company Releasees that relate in any way to events or occurrences that transpired while Employee was employed by Company. Employee’s cooperation in connection with such claims or actions will include, but not be limited to, being available to meet with Company’s counsel to prepare for discovery or any legal proceeding, and to act as a witness on behalf of Company at mutually convenient times. Company will reimburse Employee for all reasonable, pre-approved out-of-pocket costs and expenses including reasonable compensation for time (but not including attorneys’ fees and costs) that Employee incurs in connection with Employee’s obligations under this section of the Agreement, to the extent permitted by law.
8.
Confidentiality.
a.
Subject to the “No Interference with Rights” section above, the Parties agree that this Agreement and its terms (“Confidential Terms”) will be maintained in strict confidence, and that they and their counsel, representatives, agents or anyone acting, directly or indirectly, on their behalf, will not disclose, discuss or communicate the Confidential Terms in any way whatsoever to any person or entity that is not a Party, except:
i.
To their legal counsel, tax or financial advisors, spouse, representatives, agents, partners in partnership, officers, directors, members, managers and employees who have a bona fide need to know such Confidential Terms and who have been advised of the confidentiality obligations with respect to such Confidential Terms;
ii.
If a Party seeks to enforce the terms of this Agreement, such Party may disclose the terms of this Agreement to the Court, but will take all available steps, including seeking leave of the Court to file under seal, to protect the Confidential Terms;
iii.
To the extent permitted by this Agreement;
iv.
To the extent necessary to comply with securities laws and regulations; and
v.
To the extent required by applicable law, regulation or court order, subject to, and after complying with, the prior written notice requirement set forth below.
b.
The Parties agree that in the event any Party is served with a subpoena or other legal process, demand or order (collectively, “Order”) that requires or compels the production of any Confidential Terms, the Party may comply with such Order without being in violation of this Agreement as long as the Party gives reasonably prompt advance written notice to the other Parties of receipt of such Order, and allows the other Parties fifteen (15) calendar days (or a shorter time if required by the Order) from such advance written notice to challenge or object to the Order requiring or compelling such production or disclosure, at the sole cost and expense of the Party challenging or objecting to such Order. If the Party has provided the required advance written notice required in this Section in connection with an Order and later another Party fails to take action or obtain relief within the above-described period, the Party will have no liability for any Confidential Terms disclosed.
c.
The Parties agree that any information that is or properly becomes part of the public record in a manner not violating this Agreement, as of or after the Effective Date, including information already disclosed as part of the Company’s securities filings, is not part of the Confidential Terms.
9.
Non-Disparagement. Subject to the “No Interference with Rights” section above, Employee shall not make any disparaging remarks about any of the Company Releasees, verbally or in writing, including without limitation posting on YouTube, Facebook, Twitter, Instagram, Snapchat, blogs, or other public forums, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of any of the Company Releasees, or otherwise make remarks that may reflect negatively upon any of the Company Releasees, effective upon the Termination Date. More specifically, subject to the “No Interference with Rights” section above, if Employee is asked about the Company, Company Releasees, or any Company employees, verbally or in writing, Employee shall make no comments or respond with neutral or positive comments. Notwithstanding the foregoing provision, Employee may testify truthfully pursuant to compulsory process. Company agrees to not make any disparaging remarks about the Employee and shall make no comment or respond with neutral or positive comments.

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10.
Non-Solicitation. Employee agrees to not attempt to solicit or pressure active Company employees to leave the Company.
11.
Business Interference. Employee shall not, on behalf of herself or any other person or entity, directly or indirectly seek to encourage or induce any vendor or customer of the Company to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its vendors and customers.
12.
Return of Company Property. Employee agrees to return all Company documents, materials, and other property in Employee’s possession, custody, or control, in whatever form maintained, within three (3) business days of Employee’s execution of this Agreement. This includes, without limitation, all marketing materials, intellectual property, financial records or other business records relating to the Company. To facilitate the complete return and/or deletion of any Company information in Employee’s possession, Employee agrees:
a.
To provide access to a forensic examiner selected by Company to conduct a forensic inspection of any and all laptop or desktop computers, hard drives removed from a computer, external hard drives, USB drives, floppy disks, cloud or remote servers, mobile phones/devices and any other electronic storage device (the “Devices”) which she has utilized for business related to the Company. The examiner will make a mirror image of the Devices and/or identify any confidential or proprietary information or trade secrets of Company found thereon. The examiner will then permanently delete from the Devices all confidential and proprietary information or trade secrets of Company. The examiner expert will not disclose to Company the existence of or contents of any documents or files other than any confidential and proprietary information or trade secrets of Company;
b.
To provide access to the examiner to any and all email accounts related to Company business, so that the examiner can facilitate the permanent deletion of any confidential or proprietary information or trade secrets of Company; and
c.
From the date this Agreement is executed until the time that the examiner completes his or her inspection referenced above, Employee will not alter or delete from any Device or email account any documents or files containing confidential or proprietary information or trade secrets of the Company. In the event the examiner detects any further re-transmission or downloading of Company’s information beyond the Devices or email accounts mentioned above, Employee agrees to allow the examiner access to such other devices and accounts the examiner reasonably determines will allow examiner to identity and eliminate any such additional copies.
13.
Non-Disclosure of Confidential Information.
a.
Employee acknowledges and agrees that incident to Employee’s employment with Company, Employee had access to and became familiar with certain proprietary, confidential, and otherwise sensitive information relating to the business or affairs of Company (“Confidential Information”). Non-exhaustive examples of Confidential Information include information not readily available to the public that Company takes reasonable steps to maintain the confidential and proprietary nature thereof, including without limitation personnel records, contractor records, sales figures, pricing information, financial records, profit and performance reports, projections, business plans, customer information (including the content, work product, or subject matter of any documents presented to Company by a customer, as well as customer financial information and information of a personal nature about a customer or its employees), customer lists, vendor information (including vendor contracts and costs), promotional methods, techniques and methods of operations, trade secrets, potentially patentable products and processes, information of third parties (including customers) that Company is obligated to keep confidential, and any information Company designates or deems proprietary or confidential.
b.
Employee understands that Employee’s employment with Company created a relationship of confidence and trust between Employee and Company with respect to any Confidential Information. In consideration of the Severance Payment and benefits provided in this Agreement and other good and valuable consideration, the sufficiency of which Employee hereby acknowledges, Employee agrees that Employee shall exercise Employee’s best efforts to protect Company’s Confidential Information. Employee further agrees that Employee will not disclose to any third party, including any prospective or new employer, or use for Employee’s or anyone else’s benefit or profit any Confidential Information. In the event Employee discloses or uses Confidential Information outside the scope of Employee’s employment with Company, Company will be entitled to injunctive relief from a court of competent jurisdiction, in addition to all other available remedies at law or in equity. The purpose of this non-disclosure provision is to protect, to

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the maximum extent permitted by law, Company’s protectable business interests in its Confidential Information. Nothing herein is intended to be or will be construed to prevent, impede, or interfere with Employee’s right to respond accurately and fully to any question, inquiry, or request for information regarding Company or Employee’s employment with Company when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any federal, state, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Employee is not required to contact Company regarding the subject matter of any such communications before engaging in such communications.
c.
The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to Company employees, contractors, and consultants for limited disclosures of Company “trade secrets,” as defined by the Act. Specifically, Company employees, contractors, and consultants may disclose trade secrets: (1) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (2) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner: (1) the individual may disclose the trade secret to his/her attorney, and (2) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”
14.
Remedies. Any material breach by Employee of the terms and conditions contained in this Agreement will entitle the Company to discontinue the performance of any unperformed duties and obligations under this Agreement, including but not limited to any unperformed obligation to make payment of the monies referenced in Sections 1 or 2.

Any breach by Employee of the terms and conditions contained in this Agreement may also result in the Company filing a lawsuit against Employee for equitable or monetary relief, including but not limited to: injunctive relief, actual damages, punitive damages, attorney’s fees, costs, and any other relief permitted by applicable law.

If the Employee violates any of the post-termination obligations in this Agreement, the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation, or from the conclusion of any legal proceeding required to enforce it, until Employee has complied with the obligation for the full length of time provided for in the restriction.

If the restrictions in Sections 9, 10, 11 or 13 are challenged by Employee or anyone acting on behalf of (or for the benefit of) Employee and found to be unenforceable by any binding adjudicator (court or arbitrator) in any part deemed material by the Company, then the Company shall have the right to demand and receive from Employee a return of up to 95% of the Additional Special Consideration due to failure of mutual dependent forms of consideration in this Agreement. The return of the consideration required by this clause is not a liquidated damage remedy or substitute for injunctive relief but is instead a return of unearned consideration and restoration of excess payments that Employee has no right to retain due to failure of consideration. The Company’s exercise of this right will not eliminate, decrease or otherwise compromise the Company’s right to damages, injunctive relief, or any other remedy allowed in law or equity for a breach of any surviving restriction in this Agreement.

15.
Consideration of Medicare’s Interests. Employee affirms, covenants, and warrants Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time the Severance Payment is due under this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences of this section apply. Employee affirms, covenants, and warrants Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Company Releasees under which the Company Releasees could be liable for medical expenses incurred by Employee before or after the execution of this Agreement. Furthermore, Employee is aware of no medical expenses that Medicare has paid and for which the Company Releasees are or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Company Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
16.
Indemnification.

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a.
Employee agrees to hold the Company Releasees harmless from, and to defend and indemnify the Company Releasees from and against, all claims, cross-claims, third-party claims, demands, costs, complaints, obligations, causes of action, damages, judgments, liability, contribution, or indemnity related in any way to the allegations that were or could have been made by Employee with respect to the claims and causes of action released as part of this Agreement, as well as any claims that may be made indirectly against the Company Releasees for contribution, indemnity, or otherwise by any third party from whom or which Employee seeks relief or damages, directly or indirectly, for the same claims and/or causes of action released as part of this Agreement, regardless of whether such claims are caused in whole or in part by the negligence, acts, or omissions of any of the Company Releasees.
b.
Employee shall be responsible for all federal, state, and local tax liability, if any, that may attach to amounts payable or other consideration given under this Agreement, and will defend, indemnify, and hold the Company Releasees harmless from and against, and will reimburse the Company Releasees for, any and all liability of whatever kind incurred by the Company Releasees as a result of any tax obligations of Employee, including but not limited to taxes, levies, assessments, penalties, fines, interest, attorneys’ fees, and costs. Employee warrants that Employee is not relying on the judgment or advice of any of the Company Releasees or legal counsel concerning the tax consequences, if any, of this Agreement.
17.
No Admissions. This Agreement is not and shall not in any way be construed as an admission by any of the Company Releasees of any acts of liability or fault whatsoever with respect to Employee or any other person, or that Company violated any federal, state, or local law, or that Company’s actions were unwarranted, discriminatory, retaliatory, or otherwise unlawful. Company specifically denies and disclaims any liability to Employee or any other person or entity.
18.
Non-Waiver. Any failure of Company to enforce its rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.
19.
Entire Agreement. This Agreement supersedes any and all prior agreements, arrangements, or understandings between the Parties regarding the subject matter herein, other than any prior non-disclosure, non-competition, or non-solicitation agreement, which is re-affirmed by Employee as consideration for this Agreement. The Parties acknowledge and agree that there have been no representations, promises, understandings, or agreements made by either Party as an inducement for the other Party to enter into this Agreement other than what are expressly set forth and contained in the terms of this Agreement. The Parties further agree that evidence of prior promises, commitments, agreements, arrangements, or understandings cannot be used to attempt to alter, amend, modify, or in any way change the written terms of this Agreement. Furthermore, the Parties cannot orally agree to alter, amend, modify, or in any way change the terms of this Agreement, and can make such alterations, amendments, modifications, or changes only in a written document that specifically references this Agreement and is signed by an authorized representative of each Party.
20.
Governing Law; Jurisdiction and Venue. This Agreement is made and entered into in the state of Texas and shall be construed and enforced under the laws of the state of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of Texas. The normal rule of construction that ambiguities shall be construed against the drafter shall not be employed in the interpretation of this Agreement. The Parties agree that the sole and exclusive jurisdiction and venue for any disputes arising out of or related to this Agreement among any of the Parties, the Company Releasees, or any other person released hereby shall be in the state or federal courts sitting in Dallas County, Texas.
21.
Severability. The Parties agree that the provisions of this Agreement are severable and that, if any clause or clauses are found to be unenforceable, the entire Agreement shall not fail, but shall be construed or enforced without any severed clauses in accordance with the terms of this Agreement.
22.
Counterparts. This Agreement can be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument for the same effect as if all Parties hereto had signed the same signature page. A facsimile or e-mail copy of any Party’s signature is as legally binding as the original signature.

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23.
Ownership of Claims. Employee represents and warrants that Employee is the sole and lawful owner of all rights, title, and interest in and to all released matters, claims, and demands referred to herein. Employee further represents and warrants that there has been no assignment or other transfer of any interest in such matters, claims, or demands that Employee may have against Company.
24.
Representations and Warranties. The Parties represent and warrant that: (a) they had the option to consult with counsel of their own choosing prior to executing this Agreement and are relying upon their own or their attorney’s judgment, belief, and knowledge with respect to the terms and effect of this Agreement; (b) neither of the Parties are relying on the other Party, or the other Party’s attorneys, for any advice or counsel, whether same is legal, tax, or other advice; (c) they have not been induced to enter this Agreement by a statement, action, or representation of any kind or character made by the persons or entities released under this Agreement, or any person or persons representing them, other than those expressly made in this Agreement; (d) they are legally competent to execute this Agreement; (e) they have carefully read and understand this Agreement, and have executed it freely, voluntarily, and without duress; (f) they are fully and completely informed of the facts relating to the subject matter of this Agreement, and all enter into this Agreement voluntarily after having given careful and mature consideration of the making of this Agreement; (g) they fully understand and intend this Agreement to be a full, final, and complete resolution of all matters described herein; and (h) they have actual authority to execute this Agreement.

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BIOTE MEDICAL, LLC
/s/ Mary Puncochar		/s/ Teresa Weber
Mary Puncochar		Printed Name: Teresa Weber
Date:	July 2, 2024	Title: Chief Executive Officer
		Date:	July 3, 2024

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